Exhibit 99.1

Rogers Corporation Appoints Michael F. Barry and Peter C. Wallace to Its Board of Directors

ROGERS, Conn.--(BUSINESS WIRE)--June 15, 2010--Rogers Corporation (NYSE:ROG) today announced that its Board of Directors appointed Michael F. Barry and Peter C. Wallace to serve as members of the Company’s Board. These additions fill a vacancy on the Board due to a recent director retirement and add an additional director in preparation of a planned retirement of a Board member in May of 2011.

Mr. Barry is Chairman, Chief Executive Officer and President of Quaker Chemical Corporation, a NYSE listed company. Quaker Chemical Corporation is a leading global provider of process chemicals, chemical specialties, services and technical expertise to a wide range of industries – including steel, automotive, mining, aerospace, tube and pipe, coatings and construction materials. Mr. Barry has held a number of positions with Quaker since 1998, including Chief Financial Officer, and Global Industry Leader – Industrial Metalworking and Coatings, and Senior Vice President and Managing Director – North America.

Mr. Wallace is President and Chief Executive Officer of Robbins & Meyers, Inc., a NYSE listed company. Robbins & Meyers, Inc. is a leading supplier of engineered equipment and systems for critical applications in global energy, industrial chemical and pharmaceutical markets. Mr. Wallace has been President and Chief Executive Officer of Robbins & Meyers since July 2004 and prior to this, he was President and Chief Executive Officer of IMI Norgren Group from October 2001 to July 2004. Prior to this Mr. Wallace was employed by Rexnord Corporation for 25 years where he served as President and Group Chief Executive from 1998 to 2001. Mr. Wallace is also director of Applied Industrial Technologies, Inc.

Robert D. Wachob, Rogers’ President and CEO commented; “Both Mr. Barry and Mr. Wallace bring a wealth of knowledge and experience to the Board and we look forward to working with them”.

About Rogers Corporation

Rogers Corporation, headquartered in Rogers, CT, is a global technology leader in the development and manufacture of high performance, specialty-material-based products for a variety of applications in diverse markets including: portable communications, communications infrastructure, computer and office equipment, consumer products, ground transportation, aerospace and defense. Rogers operates manufacturing facilities in the United States (Arizona, Connecticut, and Illinois), Europe (Ghent, Belgium and Bremen, Germany) and Asia (Suzhou, China and Ansan, South Korea). In Asia, Rogers maintains sales offices in Japan, China, Taiwan, South Korea and Singapore. Rogers has joint ventures in Japan and China with INOAC Corporation and in Taiwan with Chang Chun Plastics Co., Ltd.

The world runs better with Rogers.® www.rogerscorp.com

Safe Harbor Statement

Statements in this news release that are not strictly historical may be deemed to be “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to the many uncertainties that exist in the Company’s operations and environment. These uncertainties, which include economic conditions, market demand and pricing, competitive and cost factors, rapid technological change, new product introductions, legal proceedings, and the like, are incorporated by reference from the Rogers Corporation 2009 Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements. All information in this press release is as of June 15, 2010 and Rogers undertakes no duty to update this information unless required by law.

CONTACT:
Rogers Corporation
William J. Tryon, 860-779-4037
Manager of Investor and Public Relations
Fax: 860-779-5509
william.tryon@rogerscorporation.com
or
Website Address:
www.rogerscorp.com